EXHIBIT 10.1

October 24, 2023

Paul Johnson

317 Orchid Avenue

Newport Beach, CA 92625

Re: Resignation Agreement

Dear Paul:

This letter (the “Agreement”) confirms the agreement between you and 23andMe, Inc. (the “Company”) regarding your resignation from the Company and the transition of your employment responsibilities with the Company. Except as set forth in this Agreement, the Company does not owe you any severance, termination payments or compensation or benefits of any kind, whether under your offer letter or otherwise. You acknowledge that, in connection with, and as an inducement to the Company to proceed with, the Company’s acquisition of Lemonaid Health, Inc. (the “Lemonaid Acquisition”), you signed and continue to be bound by that certain Relinquishment Agreement (the “Relinquishment Agreement”) and that certain Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), each dated as of October 21, 2021.

1. Your employment with the Company will terminate effective as of November 1, 2023 (the “Last Employment Date”). After the Last Employment Date, you agree that you will not represent to anyone that you are still an employee of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates.

2. No later than the Last Employment Date, the Company will pay you your final paycheck, which will include your salary earned through the Last Employment Date. You acknowledge that as of the date hereof, you are not authorized to incur any expenses on behalf of the Company. Within thirty (30) business days following the date of this Agreement, you must submit all invoices and receipts for any expenses that you have incurred on behalf of the Company, with all accompanying detail required by the Company’s reimbursement policy, and the Company will within a reasonable time thereafter reimburse such expenses in accordance with the Company’s reimbursement policy. With the exception of any payments specifically referenced in this paragraph, you acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation that have not already been paid to you. Except as provided in this paragraph, you acknowledge that the only other payment that you are entitled to receive from the Company in the future is specified in Section 3 of this Agreement.

3. Although you otherwise are not entitled to receive any payment or benefit from the Company, if you sign this Agreement, without revocation, and Appendix C of the Confidential Information Agreement (as defined in Section 4 below), which is called the “Termination Certification,” and return them to the Company within the Deadline (as defined in Section 11 below), the Company will provide you the following consideration:

•

a lump sum payment of $137,500 (equivalent to three months of base salary), subject to applicable withholding (the “Severance Amount”). The Severance Amount will be paid within ten (10) business days following the later of the (i) Last Employment Date or (ii) the Effective Date (as defined in Section 13 below);

•

continued benefits coverage through the last day of the month of your Last Employment Date and, should you elect to continue your healthcare benefits under COBRA, then direct payment to the COBRA administrator to allow continued benefits through COBRA for the first three (3) months following the Effective Date;

•	An extension for one year following the Last Employment Date of the time during which you will have the right to exercise certain stock options you hold (as further described in Section 9 below).

•

The release within five business days following the later of the (i) Last Employment Date or (ii) the Effective Date (as defined in Section 13 below) of all shares of the Company’s Class A Common Stock held in the Relinquishment Escrow Fund (as defined in the Relinquishment Agreement), and the acceleration of vesting of all Revested Options (as defined in the Relinquishment Agreement).

4. No later than November 1, 2023, you must return to the Company any building key(s), security passes, or other access or identification cards (including business cards) and any Company property that is currently in your possession, including (without limitation) any documents, credit cards, computer equipment, mobile phones, and any information you have about the Company’s practices, procedures, trade secrets, product strategy or marketing. You have signed the Employee Invention Assignment and Confidentiality Agreement (the “Confidential Information Agreement”), attached hereto as Attachment A, and the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), each of which remains in full force and effect. Notwithstanding anything in this Agreement or any other agreements between you and the Company, nothing shall prohibit you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

5. You and the Company desire to reach a full and final settlement and resolution of all claims, controversies and disputes that you have or may have against the Company and the Releasees (as defined below), including but not limited to all claims related in any way to your employment with the Company or the termination of your employment with the Company, including but not limited to any allegations that the Company or any of the Releasees improperly compensated you, owe you any wages or compensation, failed to provide accurate itemized wage statements, failed to timely pay final pay, failed to provide meal or rest breaks, wrongfully terminated your employment or wrongly treated you in any way. In consideration for your severance, as described in Section 3, and the Option Extension, you waive and release and promise never to assert any and all claims or causes of action, whether or not now known, that you have or might have against the Company or its predecessors, successors, subsidiaries, parents, affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) or the Entities’ officers, directors, employees, stockholders, partners, members, consultants, agents, attorneys, employee benefit plans or assigns (collectively, the Entities and the persons above are the “Releasees”), with respect to any matter, including (without limitation) any matter arising from or related to your employment with the Company and/or the termination of your employment with the Company. These claims include, but are not limited to, claims of wrongful discharge, constructive discharge, emotional distress, defamation, libel, slander, promissory estoppel, detrimental reliance, invasion of privacy, interference with a leave of absence, personal injury, negligence, assault, battery, fraud, interference with contract or prospective economic advantage, unfair business practices, any and all disputed claims for wages, employee benefits, compensation or contingent compensation, including, without limitation, long-term disability benefits, short-term disability benefits, other disability benefits, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims for restricted stock units, stock, stock options, bonuses, commissions, or other wages or compensation, claims for breach of contract or breach of the covenant of good faith and fair dealing, any claim for attorneys’ fees, any and all claims for violation of the California Labor Code (including, without limitation, Sections 201, 203, 204, 226, 226.7, 510, 1050-1054, 1174, 1199, 2802 and 2699), the California Business & Professions Code, claims that the Company failed to pay you wages or compensation (which, if applicable, the Company disputes), failed to provide meal or rest breaks, failed to provide accurate itemized wage statements, failed to pay timely final pay or that you were wrongly treated in any way by the Company or any of the Releasees, injured by the Company or any of the Releasees in any way, or that Company or any of the Releasees breached any agreements with you, claims arising under federal, state or local constitution, statute, ordinance, regulation or common law, including (without limitation) any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Civil Rights Act of 1866, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution, the Civil Rights and Women’s Equity Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Worker Adjustment And Retraining Notification Act of 1989, the Immigration and Reform Control Act, the law of contract or tort, or any other federal, state or local law or regulation relating to employment or employment discrimination. You also covenant not to sue the Company or any of the Releasees for any of the claims released above. Your release covers only those claims that arose prior to the execution of this Agreement and any claims that may be waived under applicable law. Execution of this Agreement does not bar any claim that (a) arises hereafter, including (without limitation) a claim for breach of this Agreement, (b) any claims for coverage under any D&O or other similar insurance policy, or (c) any claim to indemnification under Section 2802 of the California Labor Code or pursuant to any agreement with the Company.

You understand and acknowledge that the consideration given for this waiver and release (as set forth in Section 3 above) is in addition to anything of value to which you were already entitled. Due to the nature of your separation, you acknowledge and understand that you are experiencing an individualized separation from employment with the Company that is not part of any group reduction or layoff. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; and (b) you have up to seven (7) days after you receive this Agreement to review and sign it.

6. You hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of California (or any analogous applicable law), which states:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the Releasees, whether known or unknown, suspected or unsuspected.

7. You will not, unless required by law, disclose to others or use any information regarding the following:

a. Any confidential or proprietary information regarding the Company’s business, strategies, practices, procedures, trade secrets, products, finances or financial situation, fundraising efforts, or product strategy or marketing. You acknowledge that, because of your position with the Company, you have specific knowledge of many types of information which is proprietary to the Company, including, without limitation, its current and planned technology; its current and planned corporate strategies; strategic customers and business partners; and the identity, skills, non-public compensation, and interest of its employees. You agree to keep and treat all such proprietary information as confidential. You acknowledge and reaffirm your obligations to the Company under the Confidential Information Agreement signed by you.

b. The terms of this Agreement, the benefit being paid under it or the fact of its payment, or the circumstances surrounding your employment termination, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information, just as you must.

8. In the event that you breach any of your obligations under this Agreement or the Release or the Restrictive Covenant Agreement or as otherwise imposed by law, the Company will be entitled to obtain all relief provided by law or equity.

9. Excluding the Revested Options, which were issued to you in connection with the Lemonaid Acquisition, you have been granted as employment compensation a total of 886,299 options (the “Employment-Related Options”) pursuant to applicable Stock Option Agreements and the Company’s 2006 Equity Incentive Plan (collectively, the “Stock Plan Documents”). The Stock Plan Documents, to the extent amended by the Company’s Board of Directors (the “Board”) as described in this Section 9, will remain in full force and effect. You and the Company mutually agree that as of November 1, 2023, the aggregate number of Employment-Related Options that will have vested is 207,443 options, plus the Revested Options, will equal 2,018,249 options (the “Outstanding Vested Options”).

As set forth in Section 4 above, the Company, in accordance with the terms and conditions set forth in this Agreement, will extend the period you have to exercise your Outstanding Vested Option to twelve (12) months following the Last Employment Date (the “Option Extension”). You acknowledge that the Option Extension will convert any of the Outstanding Vested Options that were characterized as “incentive stock options” into non-statutory stock options (“NSOs”). Upon the exercise of a NSO, the positive spread between the fair market value per share of the Company’s Common Stock on the exercise date and the exercise price per share of the Outstanding Vested Option Shares will be ordinary income subject to applicable tax withholding.

Excluding the revested shares, which were issued to you in connection with the Lemonaid Acquisition, you have been granted Restricted Stock Units for 624,091 shares of 23andMe Holding Co. stock (the “RSUs”) pursuant to applicable 23andMe Holding Co. Incentive Equity Plan Restricted Stock Unit Agreements (the “RSU Agreement”). The RSUs are subject to the RSU Agreement and to the terms of the 23andMe Holding Co. 2021 Incentive Equity Plan (the “2021 Plan”) (collectively, the “RSU Documents”), and defined terms used herein shall have the definitions set forth in the 2021 Plan. You acknowledge that as of November 1, 2023, you are vested in 233,998 RSUs (the “Vested RSUs”). Under the terms of the RSU Documents, all of your unvested RSUs are forfeited as the result of your termination of employment.

Except for the Outstanding Vested Option Shares, the Vested RSUs and the release of the Company’s Class A Common Stock held in the Relinquishment Escrow Fund, you acknowledge and agree that you do not have and will not have any rights or interests in any of the Company’s capital stock, including (without limitation) no rights to any other shares of the Company’s capital stock or any other option or right to purchase shares of the Company’s capital stock.

10. As a condition of receiving the consideration set forth in Section 3 hereof, you shall cooperate fully with the Company in the transition of your employment duties to other Company personnel as directed, including but not limited to the assignment of your interests in any subsidiaries or affiliates of 23andMe Holding Co., and you agree to take any further steps requested of you by the Company to implement the assignment set forth therein.

11. You agree that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon you, and that this Agreement contains the entire agreement between you and the Company with respect to its subject matter, including but not limited to the termination of your employment. Except as expressly provided in this Agreement, all prior agreements, understandings, representations, oral agreements and writings with respect to the subject matter of this Agreement are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this Agreement. This Agreement is entered into and governed by the laws of the State of California, without regard to that State’s conflict of law principles. This Agreement may not be changed except in writing signed by you and the Company’s Chief Administrative Officer. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of an electronic, facsimile or pdf copy will have the same force and effect as execution of an original, and a facsimile, electronic or pdf signature will be deemed an original and valid signature.

12. You agree to never make any negative or disparaging statements (orally or in writing or in any medium, including via blogging, emailing, social networking or otherwise via the internet) about the Company or any of its directors, officers, employees, products, services or business practices, except as required by law.

13. To accept this Agreement, please sign and date this Agreement and return it to Savita Pillai, the Company’s VP of People. You have up to seven (7) days after you receive this Agreement to review and sign it (the “Deadline”). You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. The “Effective Date” of this Agreement is the date on which you return the signed Agreement to the Company within the Deadline.

I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.

Sincerely,

Savita Pillai

VP, People

Enclosure

Acknowledgment and Agreement

By signing this Agreement, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I understand the terms of the Agreement; and that I voluntarily agree to them. I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Date: 10/24/23

Signature:	/s/ Paul Johnson
Paul Johnson